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Exhibit 4.6

[Office translation]

December 21, 2001

LEASE AGREEMENT

between

Kjørbo Eiendom AS (the lessor)
Org.nr. 921 286 791

and

Findexa AS, (the lessee)
Org.nr. NO 963 815 751 VAT

the following agreement has been concluded:

1.    The lease object.

        The lease object encompasses 10,525 square meters of office/canteen at NOK 1,200 and 700 square meters of storehouse at NOK 800 and 100 square meters of computer room at NOK 1,000, in Olaf Helsets vei 5, Oslo, land No. 168—title No 57. The area is gross lease area estimated as gross area in accordance with NS 3940 number 6 including addition for common areas. The premises are located in accordance with the marking-off at the drawing (Annex 1).

        In connection with the agreement, it is a presumption that the lessee shall adjust the premises in accordance with the layout of the lessee, cf. sketch from DARK of October 21, 2001, titled "revisjon B".

        The lessee shall, by its representative, participate in the projecting and planning of the deliveries by the lessor, in accordance with the joint, signed description, included as Annex 2 to the agreement.

        Generally, the lessee takes possession of the premises on an "as is" basis, cleared, cleaned and in normal good condition, cf. the Norwegian lease act [husleieloven] §§ 2-5 and 2-6. The lessee confirms that the premises serve the purposes of the lessee. Any damages/defects of the lease object must be reported in writing by the lessee within reasonable time after they have been discovered by the lessee.

2.    Parking

        The lessee is entitled to park at the places reserved for "Næringssenteret". The parking lot can only be used for ordinary parking. It is not allowed to use the parking lot for storage/disposal. The lessor enforces parking control at the premises by a leased operator, at present Autopark AS.

        The lessee pay parking fee amounting to NOK 450 + VAT per parking spot per month. The parking fee is regulated in accordance with number 4 in the present agreement.

        The parties have agreed that the lease shall comprise 210 parking spaces. The number of parking spaces shall be reduced simultaneously and proportionally to possible reduction of leased area, cf. number 3 last section. The parking lots are at present located in accordance with the marking-off at the drawing (Annex 3).

3.    Period of lease

        The lease runs for 7 years from the time of moving in, preliminary from December 20, 2002 until December 31, 2009.

        The lessor guarantees that the premises are completed and ready for immigration before December 20, 2002, provided that the described ventilation capacity is delivered no later than 4 months after final permission for starting up is given by the Department of planning and construction [Plan og bygningsetaten]. If the premises not are completed, in relation to ventilation capacity, before December 20, 2002, the lease shall be 50% for the areas that lack such ventilation and correspondingly no rent for the same areas if the ventilation capacity is not in place before April 20, 2003. The lessor is under an obligation to file such application latest when this agreement is finally approved.

        The agreement is irrevocable and will terminate without prior notice by the end of the lease period. The lessee has the right to demand that the lease is prolonged for one period of 3 or 5 years on renegotiated terms. This right must, in order to be binding for the lessor, be pleaded in registered mail before April 1, 2009 and new agreement regarding prolongation must be concluded at latest July 1, 2009. The lessor shall give notice of the expiration of the lease agreement to the lessee within March 1, 2009.

        The lessee has no further right to prolongation after the expiration of the first period of prolongation. This agreement is valid during the prolongation period, but the lessee and/or the lessor can demand that the rental fee is set to market level from the start of the prolongation period. If the parties cannot agree on market level for the rental fee, it shall be determined by experts. Each party appoints one expert, and these two experts will jointly appoint a third. If the two initial experts fails to agree on the third expert, this nomination shall be made by the Norwegian Association of Real Estate Brokers. Until the new rental fee is decided, the rental fee shall be the same as the rental fee at the time of the expiration of the lease agreement, as a preliminary payment on account.

        If the lease continues for more than 6 months after the expiration of the agreed lease period, and the lessor has not requested the lessee to move, the lease has been transformed into a lease for a non-fixed term.

        The lessee can, with 6 months prior written notice and earliest on January 1, 2008, reduce the leased area with up to one continuous floor in the 3rd, 4th or 5th floor. In the event of reduction with less than one continuous floor, minimum one hive, the remaining area shall be in direct connection with the glass construction by the reception. In the event of such reduction, the lessee shall compensate the lessor with NOK 150 per square meter for reduction before December 31, 2008, and with NOK 75 per square meter for reduction during the last year.

4.    Rental fee

        The yearly rental fee amounts at present to NOK 13,290,000 for area lease, and NOK 1,134,000 for parking lots (cf. number 2), to be paid by NOK 3.606.000 in advance and without days of grace on the 1st quarter day. All prices are presented without VAT. First payment is NOK 400,667 payable upon taking possession for the period from December 20, 2002, until December 31, 2002. In addition, operating expenses is payable in accordance with number 5 and separate operating agreement. VAT will be added for lessees obliged to pay VAT. The lessor reserves the right to demand additional coverage for expenses to public fees imposed on the real estate, or for the excess increase of expenses in relation to the consumer price index, such expenses/increases to be documented. Any additional expenses expect for VAT, investment duty etc, shall be distributed on the operating expenses and not in the rent.

        The rental fee is determined for the premises "as-is", but in case of material deviations from the total gross lease area 11,325 square meters (minimum 40 square meters), cf. number 1, the lessee and the lessor can demand that the rental fee is adjusted accordingly.

        The rental fee shall be regulated each year, first time with effect from January 1, 2004, in accordance with 85% of the change in the consumer price index kept by the Central Bureau of Statistics. The regulation shall be based on the consumer price index per October 15, 2001. If the regulation described above is prevented or limited by price freeze or any other public regulation, the rental fee shall automatically be increased with effect from the time when the price freeze or the public regulation is suspended. The rental fee can be set as the rental fee that would have been in force, if the price freeze or the public regulation not had been imposed.

        If the consumer price index should seize to exist, such public index should be used that is commonly used to replace the consumer price index.

        If the lessee's use of the premises leads to an increase of the insurance premium or fees, the lessee is obliged to cover the increased expenses. The lessee is obliged to notify the lessor of any circumstance and/or change of the business that may affect the insurance premium or fees for the real estate.

        Neither of the parties have the right to demand adjustment of the rental fee to market price level during the lease period.

5.    Operating expenses

        In addition to the rental fee, the lessee shall pay its proportional part of the property's operating expenses, including VAT (except for services carried out by the lessor on his own account) in accordance with separate operating agreement concluded directly with the operating company, with which the lessor has concluded an agreement regarding operating services/delivery.

        The lessee operates/manages its own common services within the leased area.

        The above mentioned operating agreement is a part of the concluded lease terms and cannot be terminated unless together with the lease agreement. Breach of the terms of the operating agreement can be enforced in accordance with the terms of breach in this contract.

        Settlement for the operation of the real estate and distribution of the common expenses/ operating expenses shall be carried out in accordance with a proportionate model based on account payment and settlement. The distribution shall be determined by proportional % of the leased area. The % share shall be determined by the lessee's gross lease area including common areas in % of the property's total gross area.

        Final settlement, based on actual expenses, shall be made within 3 months after the end of the calendar year without any interest. The on account payment for each year shall be decided each year based on the approved budget for the property.

        Distributable common expenses includes all expenses relating to the operation of the property, except homeowner's insurance, any real estate tax and external maintenance, which shall be paid by the lessor. The characters of the expenses are more explicitly listed in the operating agreement.

6.    Payment of rental fee and operating expenses

        The rental fee is payable in advance each quarter of a year, with payment January 1, April 1, July 1 and October 1.

        The payment shall be made to the lessor's bank account 7056.05.30534, until the lessor gives written notice of payment to another account.

        The payment of operating expenses/common expenses shall be made in accordance with operating agreement with Kjørbo Drift AS, cf. number 5 above.

        In the case of late payment, the lessee is obliged to pay interest in accordance with the Act regarding interest on overdue payment.

7.    Guarantee

        As guarantee for timely payment of rental fee, common/operating expenses, any damages of the property which the lessee is responsible for, and other demands as the lessor might have against the lessee in relation to the lease, the lessee shall no later than two weeks before the time of taking possession of the premises deliver a personal guarantee from a Norwegian bank or insurance company on an amount equivalent to 6 months rental fee including VAT NOK 8,942,880 and preliminary estimated part of common expenses/operating expenses for 6 months with NOK 1,786,840 (estimated part of common expenses/operating expenses is to be adjusted in accordance with the budget for 2003, no later than November 1, 2002.) If such guarantee document is not received by the lessor before the mentioned time limit, the lessor is entitled to view this as a material breach.

        The guarantee shall be valid for the complete lease period and 6 months thereafter. The guarantee must be renewed if the lease is prolonged cf. number 3. The lessor is entitled to demand that the guarantee amount is raised when the total increase in price exceeds 15% in relation to the basis. The guarantee form in Annex 4 shall be used unless the lessor specificly has approved another guarantee document.

Alternatively.

        As guarantee for timely payment of rental fee, common/operating expenses, any damages of the property which the lessee is responsible for, and other demands as the lessor might have against the lessee in relation to the lease, the lessee shall no later than three weeks before the time of moving in to the premises, deposit an amount equivalent to 6 months rental fee and part of common expenses/operating expenses with NOK 10,729,720. The amount shall be placed on a restricted account in the same bank as the rental fee shall be paid to. The deposited amount shall be adjusted in accordance with changes in rental fee and common expenses. The bank can, with liberating effect, release owed rental fee to the lessor, if the lessor has documented the due time for payment and the fact that payment has not been made to the agreed account, cf. number 6, not has taken place cf. the Norwegian lease act [husleieloven] §3-5.

8.    The use of the premises.

        The premises can only be used for office purposes. The uses of the premises for any other purposes than the mentioned is not allowed without the prior written consent from the lessor.

        Permanent sale/exposure in the common areas is not allowed. Customer café /coffee shop in connection with the glass construction/reception is not covered by this ban. Non-durable campaigns are subject to prior approval from the lessor but cannot be withheld without justifiable basis.

        The use of the premises cannot violate regulations or decisions by public authority and cannot be carried out in a way that reduces the reputation of the property or by vibration, noise, dust, odor etc is bothering the other lessees or neighbours.

        The lessee must gather permission from the public authorities for the business that is to be carried out, and the lessee is solely responsible to gather such permission.

        The lessee is not entitled to use any part of the yard or the courtyard for storage or similar activity, but can be given permission after application for the use of outdoor areas for non-durable periods in connection with internal launching/kick-off etc. Such permission should not be withheld without justifiable basis. The lessee commits, during such use, not to bother the environment or other lessees, and to promptly put the outdoor areas back in original and tidy condition. Such arrangements shall follow the demands regarding fire safety and other public regulations.

        It is allowed to locate back up power supply outdoors after the instructions from the landlord.

9.    House rules for the property, signs etc

        The lessee is obliged to follow the valid house rules for the property, and instructions for technical installations, which the lessor at any time establishes for the property.

        The lessee is obliged to learn the system for waste disposal for the property, with source segregation and compaction, and to comply with this. Upon breach of these instructions, which leads to additional expenses for the lessor, the expenses can be demanded refunded from the responsible. Waste, like covers, boxes etc or special waste from the business is not allowed in the waste containers of the property or any other place at the property, but must be taken away by the owner.

        Signs, sunshades and other external equipment must not be installed without the prior written consent of the lessor. Such consent cannot be withheld without justifiable basis. The lessee has nevertheless the right to have its company sign by the entrance door to the premises in a size and design that is approved by the lessor. The lessor can determine standard shape for signs that the lessee is obliged to follow. The lessee is allowed to have a sign with the lessee's name, logotypes for the company name and associated brands on the façade.

        Outdoor signs or other equipment is nevertheless not allowed if permission from the public authorities has not been obtained by the lessee, after the prior approval of the lessor cf above.

10.  The lessor's access to the premises

        The lessee shall give the lessor reasonable access to present the premises during business hours/office hours for inspection, repair, maintenance, valuation and viewing in connection with new lease or sale etc.

        The time for such presentation shall be notified/agreed in advance with the lessee. The lessor have own keys at its disposal, to be used if necessary.

        The lessor has, under all circumstances, the right to access the premises when it is assumed that it is necessary in order to prevent or limit damages on the property.

11.  Business sector clause

        The lessor reserves the right to lease the other premises at the property to any business sector, nevertheless no such lease, of redelivered premises, or other vacant premises in EMGR to businesses in direct competitive situation with the lessee's business without the lessee's prior consent.

12.  The premises condition, complaint and prevailing public restrictions of usage at the time of taking possession by the lessee

        The premises and accessories shall be taken over in the same shape as when inspected by the lessee, and in agreed condition cf. specification Annex 2. The premises shall be tidy and cleaned.

        The lessor has no responsibility for regulatory or public restrictions of usage, including changes of these, that prevents the usage provided for in number 8. The lessor has an obligation to inform about any public restrictions of usage imposed from the time of the signing of the agreement to the time for taking possession. If such restrictions prevents from future use of the premises, and the restriction must be expected to last, the lessee is entitled to terminate the lease with 6 months written notice, with effect from the expiration of the month when the notice was given. The lessee is not entitled to present any claim towards the lessor as a consequence of such resigning and winding up of the lease.

        Any complaint regarding the condition of the premises at the time of taking possession must be presented in writing to the lessor within reasonable time after the time of taking possession. The lessor is responsible for any latent defects or deficiencies that the lessee normally has not had the possibility to be aware of at the time of taking possession. It must be given notice of such defects/defiencies within 1 year from the time of taking possession. The object that is demanded corrected must be specified in the complaint. Unless such notice has been presented in accordance with the above mentioned, the premises is deemed to have been accepted.

13.  The maintenance obligation of the lessor—the right to maintenance etc

        The lessor is obliged to maintain the property externally including paying for external maintenance of the buildings. This does not reduce the lessee' duties in accordance with number 14. Further, the lessor is obliged to maintain common stairs, common corridors and other common rooms, and common technical installations in and on the premises, such as elevators, ventilation installations, fire detection systems etc cf. the operating agreement. Such maintenance shall be made without unnecessary delay.

        The lessor is entitled to carry out any project that the lessor considers as necessary for the proper maintenance in and outside the leased premises. The lessor has no responsibility for the nuisance that may be imposed on the lessee as a consequence of such maintenance projects, unless this is caused by negligence on the lessor' side or persons in his service. The lessor has a duty to carry out such projects as quickly as possible without any unnecessary delay, normally during normal business hours, and causing as little inconvenience for the lessee as possible. The lessee is obliged to put up with this without any compensation or reduction of the rental fee. The same applies for projects and inconvenience caused by street construction or instructions from public authorities under the same conditions as described above.

        Occasionally, non-durable interruptions in the supply of water, electricity, air etc does not constitute grounds for compensation or reduction of the rental fee.

14.  The maintenance obligation of the lessee

        The lessee is obliged to always and for its own account maintain the leased premises and accessories in good maintenance.

        The maintenance obligation of the lessee also encompasses the external parts of the entrance doors/door frames, own gateways, and internal window frames, internal casement, windows, and electric and sanitary installations for the leased premises. Further, the lessee is obliged to carry out maintenance on cables and pipes for sewer, water supply, gas, heat, cooling, and electricity to the point where the cables connects to the common cable net. The lessee shall carry out maintenance of floor covering, wallpapers and paint, and other maintenance and mending or renewal in case of abnormal wear and tear. (cf. number 15 regarding moving out) when this is needed in order to keep the premises well maintained. The maintenance obligation also encompasses fixed installations attached by the lessee, and damage caused by forced entry in the premises.

        Any work that the lessee is obliged to carry out, shall be carried out without unreasonable delay and in a craftsmanlike proper way. If this obligation is not fulfilled by the lessee, the lessor is entitled to have the maintenance carried out for the lessee' account. The lessor is obliged to give the lessee a written notice 14 days in advance of the starting up of such work.

        If the lessee has paid for repair of damage covered by the insurance of the lessor, the lessee is entitled to the amount of compensation paid by the insurance company. The coverage under this shall nevertheless be limited to the maximum of documented expenses for the repair, paid by the lessee.

        If imposition by public authorities should make it necessary with expenses or installations in or outside the leased premises, this shall be paid for by the lessee, if it is caused by the business at the premises run by the lessee.

        New furnishing, refurnishing, or other construction work can only be carried out by the lessee after prior written consent from the lessor, with a time limit for an answer of 7 workdays after the lessee' knowledge of the inquiry. All work shall be carried out in a craftsmanlike proper way. The lessee shall in such cases document its plans and projects, including;—that all regulations have been followed,—that all necessary permissions from public authorities has been given before the work is started and obtain certificate of practical completion without remarks. Planned work shall be documented by drawings and technical description of the enterprise. After the fulfilment of the work, the lessee shall send "as built" drawings electronically and on paper to the lessor, or pay for the update of the database regarding drawings managed by the lessor. This does not apply if the lessee will incur expenses regarding purchase and use of a new drawing program in order to fulfil the requirement.

        Regarding work that needs to be approved by public authorities, the "as built" documentation shall be in accordance with the governmentally approved plans. Accordingly, refurnishing shall be approved by the lessor if it causes changes in relation to the escape route at the property.

        Constructural changes approved by the lessor, cf. above, is considered as not to be reset when the lessee moves out.

        The lessee is obligated to report to the lessor about all damages that need to be repaired immediately. Other damages shall be reported without unnecessary delay. If the lessee fails to give such report, the lessee loses any right to compensation and will be responsible for all damages caused by the delay.

15.  Moving out

        At the time of moving out, the lessee shall redeliver the premises tidy and clean, and in the same condition as at the time of taking possession.

        *Clean is to be understood that all parts of the premises with accessories, including floors, walls, windows and ceilings shall be cleaned.

        *Cleared is to be understood that all possessions belonging to the lessee shall be removed from the property.

        *Same condition as at the time of taking possession is to be understood that running maintenance according to number 14 shall be carried out, but that the assessment shall be adjusted for normal tear and wear.

        The fixtures belonging to the lessee, internal light walls, equipment and other fixtures and fixed installations remains the property of the lessor unless the lessee is instructed to put back the premises in the condition at the time of taking possession, or unless the lessee and the lessor agrees on something else. The lessee shall pay for repairs of all ugly marks after the dismantled installations and equipments.

        Improvements/changes/furnishing/installations or similar carried out by the lessee at the premises is not ground for compensation when moving out.

        The lessee has neither a right to claim compensation for the building up of circle of customers nor other "goodwill" related to the business run by the lessee at the premises.

        No later than four weeks before the expiration of the lease period, the lessor and the lessee shall conduct a joint inspection of the premises in order to establish what work that needs to be carried out in order to put the premises in the proper condition for redelivery.

        No later than on the last workday of the lease period, the lessee shall have removed its belongings.

        If the lessee moves out of the premises at the end of the lease period, without removing all of the lessee' belongings, the lessor is entitled to throw away or in any other way dispose of the belongings without any responsibility for the value of the belongings and on the lessee' account, if the lessee has not after notice by e-mail/fax removed the belongings within 5 days.

16.  Sublease, transfer and creation of mortgage

        Sublease, transfer and creation of mortgage etc is not allowed without written consent from the lessor, but can not be rejected without reasonable cause.

        Written application for sublease, with complementary information about the sublease's business, financial position, and copy of draft for sublease contract, must be the lessor in hand within a month before requested start of the sublease.

        If the application for sublease is accepted, the sub lessor and the sub lessee will both be jointly responsible for fulfilment of the contract. The lessors acceptance is in case on condition that the sub lessee in writing accepts this responsibility by signing the contract.

        At application of transfer of the contract, the lessor evaluates freely if it shall be accepted and sets down the conditions hereto.

        At application for creation of mortgage in the contract the lessor decides whether this shall be accepted. This can not be rejected without reasonable cause. If official registration is accepted; both pledgee and grantor accept that the mortgage bond shall have priority after all exisiting or prospective mortgages the title holder registrates on the land, and likewise that the mortgage bond can solely can be demanded deleted form the official land registry 1 month after the lease agreements termination or the lessee has moved from the premises.

17.  Insurance

        The lessee must himself ensure to have and cover adequate insurance of his own fixtures, fittings and chattels, and his own furnishing and installations. If the lessee wants to be covered for business interruption loss when the premises, fixture/equipment is damaged, he must sign up for his own business interruption loss insurance, since the lessor waives a possible tort responsibility for business interruption, cf. number 13.

        The lessor is at all times obliged to see to that normal house owner insurance is held in force, however not insurances which lies with the lessee according to the previous section.

18.  Breach—liability for damages

        If one of the parties repeatedly fundamentally has breached this agreement, and the matter is complained on in writing to the other party with notice that the matter is considered a fundamental breach, the other party can demand the agreement revoked.

        If the lessor revokes the agreement based on fundamental breach, the lessee is obliged to compensate the rental loss the lessor is caused. Likewise, he must compensate all costs the breach has caused the lessor, including also legal costs and costs to tidy up and cleaning.

        If the lessee moves after eviction or demands from the lessor based on breach, he is obliged to pay rent for the time which is left of the lease period, with reduction of what the lessor get from new lessee. The lessor is thus entitled to, at the lessee's possible breach of this contract, to undertake new lease at the lessee's expense and risk on the terms he can get in the market at the actual time. For possible claims the lessor can seek coverage in the deposited sum.

        In case the rent or agreed additional services, hereunder obligations set forth in separate operating agreement, neither paid at due date, nor within 14 days after the lessor has sent notification of payment, the lessor can demand legal enforcement (eviction) without instituting legal proceedings, cf. [tvangsfullbyrdelsesloven] (the enforcement act) § 13-2, third section letter a.

        If the lease period is expired and the lessee not within 14 days after the lessor thereafter has sent notification of moving, the lessor can demand legal enforcement (eviction) without instituting legal proceedings, cf. [tvangsfullbyrdelsesloven] (the enforcement act) § 13-2, third section letter b.

        If the lessee beyond that fundamentally breaches the lease agreement or the operation agreement, the lessor can revoke this, and the lessee is then obliged to move from the premises, thus he also for this coincidence agrees to eviction cf. [tvangsfullbyrdelsesloven] (the enforcement act) §13-2, third section letter d.

        The lessee can not demand reduced rent except when circumstances caused by the lessors negligence, and which he with reasonable measures could have avoided. The lessee can not put forth counterclaims against the lessor unless the counterclaim is acknowledged by him or legally is binding with judgement or settlement. Neither can the lessee withhold due rent without agreement with the lessor or after binding judgement or settlement.

        The lessors liability is limited to cases where the lessor or persons hired or engaged by the lessor have acted in negligence or wilful. The lessors liability is limited to the lessee's direct loss.

        The lessor is only responsible for information about the premises which is given in writing from lessor himself, his employees or consultants in his service.

19.  Official registration

        The lessee has not automatically right to officially register the lease contract alone, cf. number 16 above.

20.  Force Majeure

        Strike, lockout, blockade or other incidents the parties can not control, as for example fire, explosions, machine damage, uncontrolled outflow of water/fluid, cut-off of supply of water, electricity, telephone, etc riots, war, or interference by public authority, excuse the parties to fulfil their obligations according to this contract to that extent it can not be fulfilled without fundamental increased or abnormal high costs. Under such circumstances a possible duty to pay tort is waived.

21.  Transfer of the property

        If the property is transferred, the new owner undertakes the lessee's rights and obligations in the lease. Transfer does not give any of the parties the right to revoke, terminate or to demand changes in the lease contract. The lessee does neither have the right of first refusal nor the right to redeem allodial land according to statute of redeemed allodial land [lov om løysingsrettar] if transfer of the property.

        The lessee can not claim previous lessor if transfer of ownership according to statute of house lease [husleieloven] § 8-6, 2nd section, unless the claim is already raised against the lessor at the time when the possession of the premises is taken over. The lessor shall notify the lessee in writing when sale of the property, as soon as possible and latest 4 weeks before the right of ownership is transferred.

22.  Dispute resolution

        Disputes between the parties regarding the validity, interpretation, or effectuation of this agreement shall be decided by ordinary court, with Oslo city court as legal venue, unless the parties agree to decide the dispute by arbitration according to the Civil Procedure Act [Tvistemålsloven]chapter 32.

23.  Miscellaneous provisions

        Olaf Helsets vei 5 is today classified as a "special fire object" (§22 -buildings). That implies among other things that the employer shall inform all his employees in the building where they can escape away out of the building. The employees shall sign a paper that they have received and undertaken such information. The lessee is in the same manner obliged to follow up the matter and bear the costs of possible fire courses for employees, which is directed against the property or its lessees.

        The lessor shall be notified about whom from the lessee is responsible in case of fire for the different parts of the building.

        In case the lessor finds it necessary, he has at all times right to establish an escape route from another lessee through the rented premises, without violation to this contract, however without infringement in the lessee's access/boundary protection.

        The common premises and escape routes within the rented premises shall not be used for storage of any kind.

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        The lease agreement is drawn up in two copies, where the lessor and the lessee get one copy each. The lease agreement can not be registered in the official land registry without the title holder's written acceptance.

	Oslo,	2001

As lessor:			As lessee:
Kjørbo Eiendom AS			Findexa AS

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  Exhibit 4.6
LEASE AGREEMENT between Kjørbo Eiendom AS (the lessor) Org.nr. 921 286 791 and Findexa AS, (the lessee) Org.nr. NO 963 815 751 VAT